EXHIBIT 11

                         METROMEDIA INTERNATIONAL GROUP, INC.
                          Computation of Earnings Per Share
                       (in thousands, except per share amounts)



                                                             Three Months Ended
                                                     ----------------------------------
                                                         March 31,          March 31,
                                                           1997               1996
                                                     ---------------     --------------

Loss Per Share -Primary
     Net loss available for Common Stock and
     Common Stock equivalents                       $     (22,258)       $    (19,141)

Common Stock and Common Stock Equivalents (A)
     Weighted average common shares outstanding
     during the period                                     66,155              42,615
                                                      -----------          ----------

Loss Per Share - Primary                            $       (0.34)       $      (0.45)
                                                      -----------          ----------
                                                      -----------          ----------


Loss Per Share - Assuming Full Dilution (B)

(A) Common stock equivalents are not included in primary loss per share in the three months ended March 31, 1997 and 1996 because they would be anti-dilutive.

(B) Fully diluted loss per share is not used in the three months ended March 31, 1997 and 1996 because it is less than primary loss per share.